FOR IMMEDIATE RELEASE
Contact:
Alan Shuler
Vice President & Chief Financial Officer
MakeMusic! Inc.
(952) 906-3690
ashuler@makemusic.com
MAKEMUSIC ANNOUNCES THREE- AND SIX-MONTH RESULTS
SmartMusic® Subscriptions Increased by 51%
Finale 2006 Upgrade Shipped July 25th
Minneapolis, August 1, 2005 – MakeMusic, Inc. (Nasdaq: MMUS) today announced financial results for the three and six months ended June 30, 2005. Net revenues for the three and six months ended June 30, 2005, decreased to $2,023,000 and $4,547,000, respectively, from $2,403,000 and $5,598,000, respectively, for the quarter and six months ended June 30, 2004. The Company also announced a net loss of $891,000 in the 2005 second quarter, or 26 cents per share, compared to a net loss of $428,000, or 13 cents per share, in the second quarter of 2004. For the first half of 2005, net loss was $1,500,000, or 44 cents per share, compared to a net loss of $78,000, or 2 cents per share, for the first half of 2004.
The decrease in revenue during the second quarter and first half of 2005 is primarily because the first half of 2004 included the release of Finale 2004 for Macintosh® which contributed approximately $300,000 in incremental revenue in the second quarter of 2004 and approximately $1,200,000 in incremental revenue in the first half of 2004. Additionally, since meaningful development work on Finale 2005 did not commence until the Macintosh release of Finale 2004 in January 2004, the development cycle was very short and the additional features and functionality in Finale 2005 released in August 2004 were not as significant as in prior releases. We also believe that a significant portion of the Macintosh users that upgraded in early 2004 chose not to upgrade again to Finale 2005 because the time between releases was much shorter than in the past, and may upgrade in significant numbers to Finale 2006. The Company began shipping Finale 2006 on July 25, 2005 with exceptional new features and functionality that are expected to result in a strong revenue performance in the new school year.
The SmartMusic subscription service continues to show significant growth and represents an increasing share of revenue. SmartMusic revenue, including subscriptions and accessories related to the SmartMusic product, were $324,000 and $669,000 during the three- and six-month periods ended June 30, 2005, respectively, compared to $240,000 and $441,000 in the comparable periods of 2004. SmartMusic subscription revenues of $274,000 and $530,000 were recognized in the three and six months ended June 30, 2005, respectively, an increase of 66% and 73% over the second quarter and six months of 2004. SmartMusic subscription revenues are recognized evenly over the period of the subscription.
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Page 2 — MakeMusic Three- and Six-Month Results
As of June 30, 2005, the Company had 39,340 active SmartMusic subscriptions, which is a 51% increase over June 30, 2004. The subscriptions by type as of June 30, 2005 and 2004 are as follows:

	June 30,	June 30,
Subscription Type	2005	2004
School Subscriptions	12,074	7,633
School-Sponsored Home	24,793	16,767
Subscriptions Home Subscriptions	2,473	1,607

Total Subscriptions	39,340	26,007

Gross profit for the three and six months ended June 30, 2005 was $1,647,000, or 81% of sales, and $3,702,000, or 81% of sales, respectively, compared to $1,893,000, or 79%, and $4,574,000, or 82% of sales, in the corresponding periods of 2004.
Operating expenses for the second quarter of 2005 were $2,538,000, an increase of $116,000 from operating expenses of $2,422,000 in the same quarter last year. Operating expenses for the first half of 2005 were $5,224,000, an increase of $464,000 from the same period in 2004. Expenses for the quarter and first half of 2005 increased, as planned, as the Company increased its investments in product development, product promotion and product support to manage an expected increase in revenue as the year progresses. The net loss in 2005 and 2004 included non-cash depreciation and amortization charges of $312,000 and $620,000 for the three- and six-month periods ended June 30, 2005 and $367,000 and $671,000 for the corresponding periods in 2004.
Net cash used in operating activities was $292,000 and $892,000 for the three and six months ended June 30, 2005, respectively compared to net cash provided by operating activities of $299,000 and $525,000 in the three and six months ended June 30, 2005, respectively. The total decrease in cash for the quarter and six months ended June 30, 2005 was $362,000 and $1,000,000, respectively, primarily as a result of the operating losses and reductions in accrued liabilities. MakeMusic has significantly improved its operating cash flow over the last few years, but due to lower revenues in the first half of 2005 combined with a decision to invest in new product development for future company growth, the three- and six-month periods ended June 30, 2005 recorded negative operating cash flow. Quarterly revenues are typically seasonal, with the first and second quarters historically being lower than the third and fourth quarters. This cyclical nature is primarily due to the timing of annual Finale upgrade releases, which typically occur in the third or fourth quarter. The Company expects to achieve positive operating cash flow again in 2005 but, with a negative operating cash flow of $892,000 in the first half of 2005, achievement of positive operating cash flow for the year will depend on strong revenue performance in the third and fourth quarters of 2005.
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Page 3 –MakeMusic Three- and Six-Month Results
“I am pleased with the progress we made during the second quarter,” said Bill Wolff, chairman and chief executive officer. “We achieved over $2.0 million in revenue during the second quarter, historically a very soft quarter, and put in motion several initiatives that should pay off in revenue growth as we go forward. Although notation revenue is lower than the abnormally robust second quarter of 2004, our notation revenue was still strong considering that we were reaching the end of the annual release cycle of Finale 2005.”
“We are pleased with the progress we have made in our partnership with Hal Leonard to co-market the SmartMusic product to students who buy Hal Leonard’s beginning band and strings books,” continued Mr. Wolff. “Books now coming off the press will more prominently feature the “SmartMusic Inside” offer and Hal Leonard’s ads will more prominently refer to the unique and important benefits that SmartMusic provides. SmartMusic subscriptions and revenue continue to grow at a rapid rate but the potential remains largely untapped at this time. We anticipate a substantial surge in new subscriptions in the upcoming school year. Further, we began shipping Finale 2006 on July 25, 2005, after a few weeks of taking pre-orders, and we easily eclipsed our all-time record of shipments in one day and in the first week after release. This bodes well for the success of Finale 2006 as we enter our historically busiest season. Although we are not yet ready to provide forward-looking revenue guidance, we believe the prospects for revenue growth are very promising as the year progresses.”
About MakeMusic
MakeMusic is a world leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale, the world’s best-selling music notation software, and SmartMusic, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic maintains its corporate headquarters in Minneapolis, Minnesota. The Company can be reached at http://www.makemusic.com.
Cautionary Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release relate to market acceptance of Finale 2006, our SmartMusic subscription growth and revenue growth generally and our expectations of positive operating cash flow for 2005. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include, but are not limited to, the market acceptance of our products; our dependence on releasing annual Finale upgrades; the seasonality of our business; the intense competition we face; the rapid technological changes and obsolescence in our industry; other general business and economic conditions; and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
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Financial tables follow.

MakeMusic, Inc.
Condensed Consolidated Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Notation Revenue	1,626	2,057	3,699	4,940
Smart Music Revenue	324	240	669	441
Other revenue	73	106	179	217

NET REVENUE	2,023	2,403	4,547	5,598

COST OF REVENUES	376	510	845	1,024

GROSS PROFIT	1,647	1,893	3,702	4,574

OPERATING EXPENSES:
Development expenses	914	637	1,726	1,312
Selling and marketing expenses	787	910	1,811	1,815
General and administrative expenses	837	875	1,687	1,633

Total operating expenses	2,538	2,422	5,224	4,760

LOSS FROM OPERATIONS	(891)	(529)	(1,522)	(186)

Interest income, net	1	3	3	2
Other income (expense)	(1)	98	20	108

Net loss before income tax	(891)	(428)	(1,499)	(76)

Income tax	0	0	1	2

Net loss	(891)	(428)	(1,500)	(78)

Loss per common share:
Basic and Diluted	(0.26)	(0.13)	(0.44)	(0.02)

Weighted average common shares outstanding:
Basic and Diluted	3,448,132	3,366,297	3,436,695	3,361,368

MakeMusic, Inc.
Condensed Consolidated Balance Sheets
(In thousands of US. dollars)

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,215	$2,215
Accounts receivable, net	583	830
Inventories, net of reserves	597	332
Prepaid expenses and other current assets	156	241

Total current assets	2,551	3,618
Property and equipment, net	313	250
Goodwill, net	3,630	3,630
Capitalized software products	383	347
Intangible assets, net	273	725
Other non-current assets	104	83

Total assets	$7,254	$8,653

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6	$6
Accounts payable	504	494
Accrued compensation	682	1,024
Accrued expenses and other current liabilities	499	402
Reserve for product returns	323	203
Deferred revenue	750	697

Total current liabilities	2,764	2,826

Capital lease obligations, net of current portion	12	16

Shareholders’ equity:	35	34
Common stock Additional paid-in capital	61,792	61,626
Accumulated deficit	(57,349)	(55,849)

Total shareholders’ equity	4,478	5,811

Total liabilities and shareholders’ equity	$7,254	$8,653

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MakeMusic, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	2005	2004	2005	2004
Operating activities
Net loss	(891)	(428)	(1,500)	(78)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	272	20	542	672
Depreciation and amortization of property and equipment	40	47	78	99
Amortization of deferred compensation	0	36	0	75
Issuance of stock options and warrants for services	3	3	6	5
Increase (decrease) in cash from:
Accounts receivable	196	(127)	247	(288)
Inventories	(136)	(23)	(266)	11
Prepaid expenses and other current assets	60	7	63	3
Accounts payable	(65)	167	10	(22)
Accrued liabilities and product returns	264	264	(125)	103
Deferred revenue	(35)	33	53	(53)

Net cash provided by (used in) operating activities	(292)	299	(892)	525

Net cash used in investing activities
Purchases of property & equipment	(91)	(38)	(141)	(63)
Capitalized development and other intangibles	(72)	(57)	(124)	(104)

Net cash used in investing activities	(163)	(95)	(265)	(167)

Net cash provided by (used in) financing activities
Proceeds from stock options & warrants exercised	94	12	160	12
Payments on long-term debt and capital leases	(1)	4	(3)	(53)

Net cash provided by (used in) financing activities	93	16	157	(41)

Net increase (decrease) in cash and cash equivalents	(362)	220	(1,000)	317
Cash and cash equivalents, beginning of period	1,577	1,564	2,215	1,467

Cash and cash equivalents, end of period	1,215	1,784	1,215	1,784

Supplemental disclosure of cash flow information
Interest paid	2	2	4	2
Income taxes paid	0	0	1	2
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